Exhibit 99.1

Martha Stewart Living Omnimedia Announces Election of Claudia Slacik to the Board of Directors

NEW YORK, December 6, 2010 – Martha Stewart Living Omnimedia, Inc. (NYSE: MSO) today announced that its Board of Directors has elected Claudia Slacik as a member of the Board of Directors. She will replace Michael Goldstein, who is stepping down at the end of the year. Mr. Goldstein has served on the Board since June 2004.

Ms. Slacik is an accomplished financial services executive who is currently Chief Executive Officer, Treasury and Securities Services EMEA at JPMorgan Chase [NYSE: JPM]. She was promoted to this position last July, after having served as the group’s Chief Financial Officer. Prior to joining JPMorgan Chase, Ms. Slacik spent 16 years at Citibank, serving most recently as Global Head of Client Strategy in the Global Transaction Services group. She was previously Vice President, Strategic Planning at World Color Press. She launched her career in banking at Bankers Trust Company. A graduate of Smith College, Ms. Slacik holds an MBA from New York University. She is also a graduate of the French Culinary Institute’s Professional Chef Program.

MSLO Executive Chairman Charles Koppelman stated: “I’m very happy to welcome Claudia as the newest member of our Board. Her breadth of experience in finance and banking make her a valuable addition to our Board and to our company. I am grateful to Mike for his many contributions over the course of his six years of service to our company.”

“I’m delighted to be joining MSLO’s Board of Directors. This is a fascinating company with rich assets and an exceptionally talented team. I look forward to working with Martha, Charles and the Board of Directors to build on the company’s successes, shape its future, and create lasting value for stockholders,” said Ms. Slacik.

About Martha Stewart Living Omnimedia, Inc.

Martha Stewart Living Omnimedia, Inc. (NYSE: MSO) is a diversified media and merchandising company, inspiring and engaging consumers with unique lifestyle content and distinctive products. The Publishing segment encompasses four magazines, including the company’s flagship publication, Martha Stewart Living, periodic special issues and books. The marthastewart.com website provides consumers with instant access to MSLO’s multimedia library, search and find capabilities, recipes, online workshops, community and personalization, as well as wedding-planning tools powered by WeddingWire and digital invitations with pingg.com. The Broadcasting segment produces the Emmy-winning, daily television series, “The Martha Stewart Show,” and other original programming on Hallmark Channel, including “Mad Hungry with Lucinda Scala Quinn” and “Whatever with Alexis & Jennifer.” Broadcasting also encompasses Martha Stewart Living Radio on SIRIUS channel 112 and XM channel 157 as part of “The Best of SIRIUS.” In addition to its media properties, MSLO offers high-quality Martha Stewart products through licensing agreements with carefully selected companies, including the Martha Stewart Collection exclusively at Macy’s, the Martha Stewart Living line of home-improvement products at The Home Depot, Martha Stewart Crafts with EK Success at Michaels and independent retailers, the Martha Stewart Pets line at PetSmart and more. In 2008, Emeril Lagasse joined the Martha Stewart family of brands; MSLO acquired the assets related to Lagasse’s media and merchandising business, including television programming, cookbooks, and emerils.com website and his licensed kitchen and food products. For additional information about MSLO, visit www.marthastewart.com.

CONTACT: Katherine Nash of Martha Stewart Living Omnimedia, Inc.
Corporate Communications, +1-212-827-8722, knash@marthastewart.com